                                                                                                                            Exhibit C-2

                                                           July 5, 2002

The Honorable Clinton Miller, Chairman
The Honorable Hullihen Williams Moore
The Honorable Theodore V. Morrison, Jr.
State Corporation Commission
Tyler Building, 11th Floor
1300 East Main Street
Richmond, Virginia 23219

            Re:     Securities and Exchange Commission
                      Request for Letter re EWG and FUCO Investments
                      and Exchange by Pepco Holdings, Inc.

Gentlemen:

                     You have recently received, I understand, a request from the United States

Securities and Exchange Commission (SEC) for a letter commenting on your

Commission's ability to protect Delmarva Power & Light Company (Delmarva)

ratepayers and Pepco Holdings, Inc. (PHI) utility subsidiaries subject to your jurisdiction in light of the request of PHI to the SEC for permission to increase its investment limit in

Exempt Wholesale Generation Facilities (EWG) and Foreign Utility Companies (FUCO)

to 100% of its retained earnings plus $3.5 billion. The request of PHI to the SEC has been made in connection with the proposed merger of Conectiv, the corporate parent of

Delmarva Power & Light Company, and Potomac Electric Power Company (PEPCO)

through the formation of PHI as described in SEC File No. 70-9947. Your Commission approved that merger by the Order Granting Approval dated November 1, 2001 in Case

No. PUA010021.

                     To support the Commission's consideration of the SEC request, PHI makes the following representations and commitments.

                     PHI commits that Delmarva will have the necessary capital to enable it to meet satisfactorily all of its obligations under the Virginia Electric Utility Restructuring

Act, including the provision of capped rate service to its customers; adequate, safe and reliable transmission and distribution service thereafter, and if so designated by the

Commission, default generation service.

                        It is PHI's opinion that its proposal for increased investments in EWGs and FUCOs will not have a material effect on the cost of capital of Delmarva. Delmarva will not seek recovery through higher rates to any Virginia customers to compensate for any possible losses that may be sustained on investments in EWGs or FUCOs or for any inadequate return on such investment.

                        If a post-merger decline in Delmarva's senior bond rating by a major credit rating agency (i.e., S&P or Moody's) is attributable to Pepco Holding, Inc.'s investment in

FUCOs or EWGs, PHI officials shall provide notice to the Commission's Division of

Economics and Finance within ten days of such ratings change. Such notice shall also include the ratings agency's detailed explanation of why the downgrading occurred,

supplemented if necessary by PHI and Delmarva. These latter companies will also disclose what plans exist to address and restore the previous credit rating and to ensure that there are not negative effects on Virginia ratepayers.

                        If, for any reason, any of Delmarva's securities rated by S&P or Moody's should fall below BBB- as rated by S&P or below Baa3 as rated by Moody's. PHI shall undertake to maintain or restore Delmarva's securities rating to at least BBB- or Baa3.

Under such circumstances, Delmarva shall file a plan within ten days with the

Commission's Division of Economics and Finance detailing what steps PHI and

Delmarva will take to maintain or restore the rating of Delmarva's securities rated by

S&P or Moody's to at least BBB- or Baa3 and a commitment to pursue such plan, to the extent consistent with Delmarva's regulation by the Delaware and Maryland

Commissions and the FERC, together with any reasonable modifications advanced by the

Commission.

                        PHI acknowledges that the Commission has the authority pursuant to

Section 56-83 of the Code of Virginia, in the case of emergencies, to prohibit any public service company from declaring or paying any dividends or any common or equity stock in any case in which such dividends or any part thereof would be payable to an affiliated interest as defined in Section 56-76. PHI agrees that impairment to Delmarva's credit rating as set forth in the preceding paragraph may be sufficient basis to trigger the

Commission's jurisdiction under Section 56-83 of the Code.

                        PHI and Delmarva acknowledge that the Commission retains its statutory powers to establish Delmarva's cost of capital in a base rate proceeding based on a variety of factors, including the protection of ratepayer interests.

                        PHI agrees to, and will observe, the following reporting requirements.

                        Provide to the Commissioner's Division of Economics and Finance all

SEC forms filed for reporting information related to EWG and FUCO investments no later than ten days after such forms are provided to the SEC.

                        By March 31 of each year, provide to the Commission's Division of

Economics and Finance an annual report summarizing Pepco Holdings Inc.'s investment in EWGs and FUCOs relative to its level of consolidated retained earnings and consolidated total capitalization at year end.

                        I trust these representations and commitments will be helpful to the

Commission. If any additional information is desired, please so advise our counsel, Guy

T. Tripp III, at 788-8328.

                                                             Sincerely yours,

                                                             DELMARVA POWER & LIGHT COMPANY

                                                            /s/ J. Mack Wathen

                                                             Director, Planning, Finance and Regulation

                                                             PEPCO HOLDINGS, INC.

                                                            /s/ Dennis R. Wraase, President

cc: Mr. L. T. Oliver, VSCC